UNITES STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   October 12, 2005

MET-PRO CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	001-07763	23-1683282
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

160 Cassell Road, P.O. Box 144
Harleysville, Pennsylvania	19438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 723-6751

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arangement of a Registrant.

(a)	Creation of a Direct Financial Obligation

On October 12, 2005, Met-Pro Corporation (the “Company”), in relation to the financing for the expansion of the Company’s Fybroc Division plant in Telford, Pennsylvania, entered into a fifteen-year interest rate swap agreement with Brown Brothers Harriman & Co. with an initial notional amount of $3.5 million.  The Company entered into the swap agreement in order to hedge its exposure against interest rate fluctuations.  The executed swap provided the Company with a fixed rate of 4.87% while the Financing Agreement dated December 30, 2005 contained a floating rate equal to the greater of (i) the LIBOR Rate less the LIBOR Adjustment of 0.16% (16 basis points) and (ii) 2.50%.  The swap agreement terminates on April 6, 2021.

The swap agreement contains customary events of default and termination including, among other things, failure to pay or deliver; breach of agreement; credit support default; misrepresentation; bankruptcy; and illegality.  If any event of default or termination under the swap agreement occurs amounts payable, including interest accrued thereon, shall become due and payable immediately.

A copy of the Trade Confirmation, ISDA Master Agreement, and ISDA Schedule to the Master Agreement are attached as exhibits and incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  March 12, 2010
MET-PRO CORPORATION

By: /s/ Raymond J. De Hont
Raymond J. De Hont,
President and Chief Executive Officer

Exhibit Index

Exhibit	Description

(10)(bh)	Trade Confirmation
(10)(bi)	ISDA Master Agreement
(10)(bj)	ISDA Schedule to the Master Agreement